Exhibit 99.1

Investor Contact:

David Ng

Broadridge Financial Solutions, Inc.

516-472-5491

david.ng@broadridge.com

Media Contact:

Linda Namias

Broadridge Financial Solutions, Inc.

516-254-7711

linda.namias@broadridge.com

Broadridge Announces New Chief Financial Officer

LAKE SUCCESS, N.Y., May 27, 2014 – Broadridge Financial Solutions, Inc. (NYSE:BR) announced today that James M. Young has been appointed the company’s Chief Financial Officer and Corporate Vice President effective June 23, 2014.

Mr. Young brings 20 years of financial and business experience, specifically in technology services and global processing for financial services firms, to his role at Broadridge.

He joins Broadridge after serving in senior finance roles at Visa Inc., a global payments technology company with $11.8 billion in revenues, where he has worked since 2006. Most recently, Mr. Young served as Senior Vice President, Finance and was responsible for global financial planning and analysis for Visa’s businesses in North America, Latin America, Asia Pacific, Central Europe, the Middle East and Africa. Previously, he served as the Head of Corporate Finance, where he was responsible for Visa’s global controllership, tax and financial planning and analysis functions. Earlier, he held several finance roles with increasing responsibility including leading finance for Visa’s North America division from 2008 to 2010 and playing a lead role in Visa’s $19 billion IPO in 2008. Prior to joining Visa, Mr. Young was a finance executive at early stage technology companies Arena Solutions and Grand Central Communications.

“Jim’s deep background in technology-based services and global processing complements both Broadridge’s business and growth aspirations,” said Rich Daly, President and Chief Executive Officer. “Jim’s appointment underscores our continued focus on disciplined financial management and our ongoing commitment to build a leadership team with proven experience to enable us to achieve our long-term growth aspirations. We are excited to have Jim join the executive management team.”

“It is an honor to join such an industry leader, and I look forward to working with the management team and serving Broadridge’s shareholders,” Mr. Young said. “Broadridge has a strong finance team, and we are well-positioned to continue the company’s commitment to delivering shareholder value through growth and strong financial discipline.”

Mr. Young has a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration from The Anderson School at UCLA.

Mr. Young replaces Dan Sheldon, who left the company in April 2014 after serving as its Chief Financial Officer since the company became an independent public company in 2007. Michael Liberatore and David Lisa, who respectively served as Broadridge’s Acting Principal Financial Officer and Acting Principal Accounting Officer since Mr. Sheldon’s departure, will remain with the company but will no longer serve in these interim roles upon Mr. Young joining the company. Mr. Daly stated, “Mike and David have done an exceptional job serving Broadridge during this transition and we continue to be very proud of their contributions at Broadridge.”

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and business process outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,400 full-time associates in 13 countries.

For more information about Broadridge, please visit www.broadridge.com.

###